UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION NO. __________________

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRO-TECH HOLDINGS LTD.
(Exact Name of Small Business Issuer in its Charter)

Nevada	9999-04	41-2122221
(State of Incorporation)	(Primary Standard	(IRS Employer ID No.)
Classification Code)

595 Howe Street, Suite 323, Box 18
Vancouver, British Columbia V6C 2T5 Canada
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

Pro-Tech Holdings Ltd.
595 Howe Street, Suite 323, Box 18
Vancouver, British Columbia V6C 2T5 Canada
(604) 682-8468
Fax: (604) 682-4380
(Name, Address including zip code and Telephone Number, including area code, of Agent for Service)

Copies of communications to:
ANSLOW & JACLIN, LLP
195 ROUTE 9 SOUTH, SUITE #204
MANALAPAN, NEW JERSEY 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock	3,600,000	$0.05	$180,000.00	$22.81

(1)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to Pro-Tech Holdings Ltd. shareholders in a Regulation S offering. This price of $.05 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated May 19, 2004

PROSPECTUS

PRO-TECH HOLDINGS LTD.
3,600,000 SHARES OF COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The shares were acquired by the selling shareholders directly from us in two private offerings that were exempt from registration under the United States securities laws. We will bear all expenses related to the offering.

Our common stock is presently not traded on any market or securities exchange. It is our intention to have a market maker apply for trading for our common stock on the Over the Counter Bulletin Board (“OTC BB”) following the effectiveness of this registration statement. The 3,600,000 shares of our common stock can be sold by selling security holders at a fixed price of $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The purchase of the securities offered through this prospectus involves a high degree of risk. SEE SECTION TITLED “RISK FACTORS” ON PAGES 5 - 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The Securities and Exchange Commission has not made any recommendations that you buy or not buy our shares. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: May , 2004

Summary

Pro-Tech Holdings Ltd.

We were incorporated on December 23, 2003 under the laws of the State of Nevada. We commenced business operations in February 2004 when we negotiated and acquired all of the shares of Power Grow System Ltd. Our principal offices are located at 595 Howe Street, Suite 323, Vancouver, British Columbia, Canada, V6C 2T5. Our telephone number is 604-682-8468. All financial information located throughout this prospectus is in U.S. dollars in conformity with our audited financial statements.

Through our wholly owned subsidiary, Power Grow System Ltd., we are engaged in the designing, manufacturing, marketing of a variety of sophisticated, easy to operate and maintain, hydroponics plant growing systems. We currently assemble and sell our hydroponics plant growing systems to a series of established distributors in North America and also directly to end users. We currently manufacture and distribute, mainly in the United States, an average of 13 hydroponics plant growing systems units on a monthly basis. We earn revenue by selling hydroponics plant growing equipment to nurseries, garden centers, selected hydroponics equipment retailers as well as home garden hobbyists who want to produce, year round, their fresh fruits, herbs, flowers and vegetables, in a controlled environment, organically, free of outdoor pollutants and insects and faster than traditional gardening.

On February 2, 2004, we entered into an acquisition agreement with Nick Brusatore and Jason Bleuler to purchase all of the issued and outstanding shares in the capital stock of Power Grow System Ltd., a company incorporated on August 20, 2001 under the laws of the Province of British Columbia, Canada. In consideration for the purchase of all of the outstanding shares of Power Grow System Ltd. from these shareholder, we issued a total of 3,000,000 shares of our common stock in equal proportions to Nick Brusatore and Jason Bleuler, the two shareholders of Power Grow System Ltd. prior to the acquisition. The closing of the agreement took place on February 29, 2004.

The Offering

Securities Being Offered	Up to 3,600,000 shares of common stock.

Offering Price	The selling shareholders can sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus. Refer to “Plan of Distribution”.

Securities Issued And to be Issued	9,100,000 shares of our common stock are issued and outstanding as of the date of this prospectus.

Use of Proceeds	All of the common stock to be sold under this prospectus will be sold by existing shareholders and we will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data:	From Inception on
December 23, 2003
to February 29, 2004

Cash	$57,183
Total Assets	$196,073
Liabilities	$148,414
Total Stockholders' Equity	$47,659

Statement of Operations	From Inception on
December 23, 2003
to February 29, 2004

Net Revenue	$0

Net Income (Loss)	$(10,441)
Net Income (loss) per share	$(0.0011)
Calculation of shares used	$9,100,000
In calculation of net loss per share

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

BECAUSE WE HAVE ONLY RECENTLY COMMENCED OPERATIONS, WE WILL REQUIRE ADDITIONAL FINANCING TO ACHIEVE OUR BUSINESS OBJECTIVES. IF WE ARE UNABLE TO ARRANGE SIGNIFICANT FUNDING, OUR BUSINESS MAY FAIL

As of February 29, 2004, we had cash on hand of $57,183. From December 23, 2003 (date of our inception) through February 29, 2004 (date of closing of the acquisition agreement) we have earned no revenues and have incurred total losses of $10,441. From March 1 to April 30, 2004 (first two months of our merged operation since the date of closing of the acquisition agreement) we have generated $80,356 in gross revenues and had expenses of $80,077 for a total net revenue of $279 for the first two months of our merged operation.

While we anticipate that we will generate revenues from the sale of our hydroponics plant growing systems, we do not expect that such funds will be sufficient to cover our ongoing development, manufacturing, general and administrative expenses which are anticipated in connection with the expansion of manufacturing and marketing of our hydroponics plant growing systems in both Canada and the United States, and in other countries we may identify as potential markets for our hydroponics systems. In order to expand our business beyond its current operations we will need additional financing.

Presently, we incur approximately $2,700 per month in general and administrative expenses. In order to expand our business operations, we anticipate that we will have to raise additional funding. If we are not able to raise the funds necessary to fund our business expansion objectives, we may have to delay the implementation of our business plan. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including general market conditions, and acceptance of our business plan by investors. The most likely source of future funds is through the sale of equity capital.

BECAUSE ELECTRICAL AND MECHANICAL PARTS ARE SUPPLIED TO US FROM A NUMBER OF FIRMS, WE MAY SUFFER LOSSES DUE TO DELAYS AND INCREASED COSTS IF ANY OF THESE FIRMS CEASE TO SUPPLY THE PARTS REQUIRED.

We are dependant on electrical and mechanical parts supplied to us from a number of Vancouver parts supplies firms that provide us with the parts required to manufacture hydroponics plant growing equipment. We do not have written agreements with these suppliers and the loss of any of these supplies would negatively effect our operations. Even though there are other parts supplies firms in the Vancouver area that could provide the parts to us on similar terms, we do not presently have any alternate arrangement if we lose the services of any of the present parts supplies firms. If our relationship with any of the current parts suppliers ceases, the manufacturing and distribution of our hydroponics plant growing equipment could be delayed, resulting in short term losses.

OUR AUDITORS HAVE RAISED SUBSTANTIAL DOUBT AS TO OUR CONTINUANCE AS A GOING CONCERN WHICH MAY MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL DEBT OR EQUITY FINANCING

Our business condition, as indicated in the audit report of Amisano Hanson, Chartered Accountants, raises substantial doubt as to our continuance as a going concern. To date, we have completed only part of our business plan and we can provide no assurance that we will be able to generate enough revenues from the sales of our hydroponics plant growing equipment in order to achieve profitability. It is not possible at this time for us to predict with assurance the potential success of our business. The audit report may make it more difficult for us to raise additional debt or equity financing which is needed for us to operate and expand our business.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, THEN WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN

We depend on the services of our senior management for the future success of our business. In particular, our success depends on the continued efforts of Robert Hoegler, our President, Chief Executive Officer and member of our Board of Directors; Floyd Flaman our Secretary, Treasurer, Chief Financial Officer and member of our Board of Director; Jason Bleuler, a member of our Board of Directors as well as the President and director of our wholly owned subsidiary and our key consultant Nick Brusatore, director of our wholly owned subsidiary and our product development, engineering and manufacturing operation supervisor. Messrs. Bleuler and Brusatore both have experience in the development, manufacturing and marketing of hydroponics plant growing equipment. The loss of services of Mr. Hoegler, Mr. Flaman, Mr. Bleuler and Mr. Brusatore could have an adverse effect on our business, financial condition and results of operations. In addition, our success in expanding our business operations is largely dependent on our ability to hire highly qualified sales personnel in Vancouver and other cities. We may lose employees or consultants that we hire due to higher salaries and fees being offered by competitors or other businesses in the manufacturing and agriculture industries. Our failure to retain our current personnel and/or hire additional employees as needed, may force us to curtail our business operations.

BECAUSE OUR OFFICERS AND DIRECTORS COLLECTIVELY OWN 60.44% OF OUR OUTSTANDING COMMON STOCK, THEY WILL MAKE AND CONTROL CORPORATE DECISIONS THAT MAY BE DISADVANTAGEOUS TO MINORITY SHAREHOLDERS.

Mr. Robert Hoegler, our officer and director, Mr. Floyd Flaman, our officer and director, Mr. Jason Bleuler, our director and President of our subsidiary, Mr. Nick Brusatore, officer and director of our wholly owned subsidiary collectively own approximately 60.44% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these individuals may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

BECAUSE OUR OFFICERS AND DIRECTORS HAVE OTHER BUSINESS INTERESTS, THEY MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS,

Our president and chief executive officer, Mr. Robert Hoegler and our secretary, treasurer and chief financial officer, Mr. Floyd Flaman, presently spend about 10% of their business time on providing their services to us. Mr. Bleuler, our director and Mr. Brusatore, director of our wholly owned subsidiary and our key product development and manufacturing person, both spend approximately 80% of their business time on providing services to us. While we believe that Messrs. Hoegler, Flaman, Bleuler and Brusatore possess adequate time to attend to our business interests, it is possible that our demand for their time will increase or that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. This could negatively impact our development.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We currently plan to have a market maker apply for listing of our common stock on the Over The Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the this Risk Factors section and throughout this prospectus.

Currency Exchange Between United States and Canadian Dollars

While our consolidated financial statements are reported in United States dollars, a significant portion of our business operations are conducted in Canadian dollars. In order to provide you with a better understanding of these operations as discussed in-depth in the section titled “Description of Business”, we provide the following summary regarding historical exchange rates between these currencies:

Since June 1, 1970, the government of Canada has permitted a floating exchange rate to determine the value of the Canadian dollar as compared to the United States dollar. On May 3, 2004, the exchange rate in effect for Canadian dollars exchanged for United States dollars, expressed in terms of Canadian dollars was 1.3739. This exchange rate is based on the 12pm buying rates in City of New York for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York. For the past six full calendar months, the following exchange rates were in effect for Canadian dollars exchanged for United States dollars, calculated in the same manner as above:

Time Period	Low -High

Month ended November 30, 2003	$1.3082 - $1.3170
Month ended December 31, 2003	$1.3077 - $1.3178
Month ended January 31, 2004	$1.2913 - $1.3013
Month ended February 29, 2004	$1.3241 - $1.3352
Month ended March 31, 2004	$1.3236 - $1.3339
Month ended April 30, 2004	$1.3370 - $1.3467

Use Of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination Of Offering Price

The offering price was arbitrarily determined by us based upon the price shares were sold in our most recent Regulation S offering.

Dilution

The common stock to be sold by the selling shareholders in this Registration Statement is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,600,000 shares of common stock offered through this prospectus. These shares were acquired from us in two private placements in 2004 in the following manner: (a) 2,600,000 shares held by selling security holders were sold to seven investors on January 15, 2004 pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and are restricted in accordance with Securities Act of 1933; and (b) 1,000,000 shares of our common stock sold to 39 investors in an offering completed on February 28, 2004 and exempt from registration under Regulation S of the Securities Act of 1933. None of the selling shareholders named in this prospectus are broker-dealers or affiliated with broker-dealers.

The following table provides as of May 19, 2004, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1	the number of shares owned by each prior to this offering;
2	the total number of shares that are to be offered for each;
3	the total number of shares that will be owned by each upon completion of the offering; and
4	the percentage owned by each upon completion of the offering;

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Alongi, Francesco 860 Burrard St. Vancouver, BC. V6Z 1X9	16,000	16,000	Nil	.1758%
Aydein, Justin 25-3036 W 4th Ave Vancouver, BC V6K 1R4	350,000	350,000	Nil	3.8461%
Barber, Gail 107-1576 Merklin St. White Rock, BC V4B 5K2	8,000	8,000	Nil	.0879%
Bargh, Norval J. 607-990 Broughton St. Vancouver, BC V5Y 2Z8	8,000	8,000	Nil	.0879%

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Bruce, Linda G. 269 Robson Pl. Delta, BC V4M 3P3	4,000	4,000	Nil	.0439%
Byrne, Betty Mary 902-1846 Nelson St. Vancouver, BC V6C 1N1	50,000	50,000	Nil	.5494%
Christopher, James S. 5-681 57th Ave Vancouver, BC V6P 1R8	400,000	400,000	Nil	4.3956%
Cook, Bryan 1-419 Shuter St. Toronto, ON M5A 1X4	8,000	8,000	Nil	.0879%
De Vooght, Stephen 92-665 McBeth Pl. Kamloops, BC V2C 5V9	10,000	10,000	Nil	.1098%
Gagnon, James M. 412-5860 Dover Cres. Richmond, BC V7C 5S6	25,000	25,000	Nil	.2747%
Grescoe, Lara 25-3036 W 4th Ave Vancouver, BC V6K 1R4	400,000	400,000	Nil	4.3956%
Hagop, Artine 11180 Cambie Rd. Richmond, BC V6X 1K9	7,000	7,000	Nil	.0769%
Heise, Donald 6020 Marine Dr. W.Vancouver, BC V7W 2S3	100,000	100,000	Nil	1.0989%
Henssler, Helg a6-2368 Laurel St. Vancouver, BC V5Z 4M9	60,000	60,000	Nil	.6593%
Hindle, Erin 313-175 East 4th St. N. Vancouver, BC V7L 1H8	15,000	15,000	Nil	.1648%

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Hope, Pamela G 1562 Angelo Ave. Coquitlam, BC V3B 1C7	100,000	100,000	Nil	1.0989%
Ivancoe, Shane 4448 Patterdale Dr. N. Vancouver, BC V7R 4L8	30,000	30,000	Nil	.3296%
Janzen, Wes 5148 Galway Dr. Delta, BC V4M 3R5	4,000	4,000	Nil	.0439%
Jensen, Peter 6311 ChatsWorth Rd. Richmond, BC V7C 3S4	10,000	10,000	Nil	.1098%
Jimenez, Wendy 3929 Sunset Blvd N. Vancouver, BC V7R 3Y4	350,000	350,000	Nil	3.8461%
Juhl, Jens 5720 Monarch St. Burnaby, BC V5G 2A3	375,000	375,000	Nil	4.1208%
Kolterer, Alex 803-1033 Haro St. Vancouver, BC V6E 1C8	50,000	50,000	Nil	.5494%
Kwan, James 3098 East 8th Ave. Vancouver, BC V5M 1X3	15,000	15,000	Nil	.1648%
Lam, Gordon 6380 Steveston Hwy. Richmond, BC V7E 2K8	20,000	20,000	Nil	.2197%
Leiton, Rafael 3340 Sexsmith Rd. Richmond, BC V6X 2H8	5,000	5,000	Nil	.0549%

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Mahmood, Amber 73 Mahmood Cresent Maple, ON L6A 3A4	8,000	8,000	Nil	.0879%
Mcfaul, Lisa 1-419 Shuter St. Toronto, ON M5A 1X4	8,000	8,000	Nil	.0879%
McMahon, Mary Louise 402-1230 Nelson St. Vancouver, BC V6E 1S6	26,000	26,000	Nil	.2857%
Mcquillan, Robert J. 6895 Balsam St. Vancouver, BC V6P 5W9	50,000	50,000	Nil	.5494%
Ninkovich, George 1801-1680 Bayshore Dr. Vancouver, BC V6G 3H6	60,000	60,000	Nil	.6593%
O'kane, Teresa A. 69-2665 Cape Horn Ave. Coquitlam, BC V3K 6B8	10,000	10,000	Nil	.1098%
Philp, Doug RR2-240 Mcdonald Cove Rd. Halifax, NS B0J 2K0	30,000	30,000	Nil	.3296%
Picard, Sonja 3340 Sexsmith Rd. Richmond, BC V6X 2H8	5,000	5,000	Nil	.0549%
Rookes, Laurie 2563-149 St. White Wock, BC V4P 1N6	25,000	25,000	Nil	.2747%
Samarawickrama, Kumarasiri 113-6444 Willingdon Ave. Burnaby, BC V5H 2V6	10,000	10,000	Nil	.1098%

Name of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares Outstanding at Commencement of Offering
Samarawickrama, Nirmala P. 113-6444 Willingdon Ave. Burnaby, BC V5H 2V6	10,000	10,000	Nil	.1098%
Songsari, Parvitz 565 Howe St. Vancouver, BC V6C 2C2	5,000	5,000	Nil	.0549%
Stefaniuk, Jerry 3837 Hamber Place N. Vancouver, BC V7G 2K2	350,000	350,000	Nil	3.8461%
Strachan, Laurie A 201-111 W.Windsor Rd. N. Vancouver, BC V7N 2M9	10,000	10,000	Nil	.1098%
Traversy, Jason 305-1040 Pacific St Vancouver, BC V6E 4C1	375,000	375,000	Nil	4.1208%
Tysnicki, Roger 5912-17A Ave.Delta, BC V4L 1J6	100,000	100,000	Nil	1.0989%
Walter, Richard 4602 Holly Park Wynd Delta, BC V4K 4S2	25,000	25,000	Nil	.2747%
Wells, Clare 10520 Argentia Dr.. Richmond, BC V7E 4K5	8,000	8,000	Nil	.0879%
Wells, Roger F. 10520 Argentia Dr. Richmond, BC V7E 4K5	15,000	15,000	Nil	.1648%
Whittle, Bill 107-1576 Merklin St. White Rock, BC V4B 5K2	10,000	10,000	Nil	.1098%
Zumpano, Sam 4064-244 St Langley, BC V2Z 1M8	40,000	40,000	Nil	.4395%

The named parties beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 9,100,000 shares of common stock outstanding on May 19, 2004.

It is possible that the selling shareholders may not sell all of the securities being offered.

None of the selling shareholders:

1.	has had a material relationship with us other than as a shareholder at any time within the past three years ; or

2.	has ever been one of our officers or directors.

Plan Of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public may be:

1.	The market price prevailing at the time of sale;
2.	A price related to such prevailing market price; or
3.	Such other price as the selling shareholders determine from time to time.

The selling shareholders are required to sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The shares may also be sold in compliance with Rule 144 of the Securities Act of 1933. In general, under Rule 144, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. We estimate that the expenses of the offering to be paid by us on behalf of the selling shareholders is $23,500. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;
  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
  contains a toll-free telephone number for inquiries on disciplinary actions;
  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
  contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;
  the compensation of the broker-dealer and its salesperson in the transaction;
  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Legal Proceedings

There are no legal proceedings pending or threatened against us. Our address for service of process in Nevada is 1802 N. Carson Street, Suite 212, Carson City, Nevada, 89701.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of May 19, 2004 are as follows:

Directors:

Name of Director	Age

Robert Hoegler	60

Floyd Flaman	65

Jason Bleuler	38

Executive Officers:

Name of Officer	Age	Office

Robert Hoegler	60	President and Chief
		Executive Officer

Floyd Flaman	65	Secretary, Treasurer,
		and Chief Financial
		Officer

Control Persons

Name of Control Persons

Nick Brusatore	38	Director of Power Grow System Ltd.

Biographical Information

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.

Robert Hoegler, age 60, has been our President, Chief Executive Officer and a member of our Board of Directors since inception on December 23, 2003. Mr. Hoegler has 20 years experience as an advisor and consultant in the corporate and financial markets. In a consulting capacity, he has developed financial and administrative programs for clients in the high-tech, manufacturing and natural resources markets. He has been responsible for financing many of these companies and for securing share-listing status for more than 10 of them, both on U.S. and Canadian exchanges. From June 1993 to June 2003, Mr. Hoegler was a Director of MCA Equities Ltd., an arm’s length consulting company that provided management and administrative advice and assistance to private and public companies in both Canada and the United States. Since June 2003, Mr. Hoegler has been acting as President and a director of Roma Equities Ltd., a British Columbia company involved in the business of providing management and administrative consulting services. We estimate that Mr. Hoegler intends to spend approximately ten (10%) percent of his business time working on our business. There is no affiliation between MCA Equities Ltd, Roma Equities Ltd. and us. Mr. Hoegler is presently a director and officer of Global-Wide Publication Ltd., a US reporting company quoted on the OTC Bulletin Board and a director of Eiger Resources Ltd., a Canadian reporting Company traded on the Toronto Stock Exchange.

Floyd Flaman, age 65, has been our Secretary, Treasurer and Chief Financial Officer and member of our Board of Directors since inception on December 23, 2003. Mr. Flaman has over 30 years sales and marketing experience in the carpet and flooring industry. During this period he has acted as representative for various carpet and flooring manufacturers and distributors primarily as the sales and marketing agent. In 1985, Mr. Flaman established FF Karpet King Ltd., a Vancouver based carpet and flooring company that specializes in commercial carpeting and flooring. Since inception, Mr. Flaman has been the sole shareholder, Director, Chief Executive and Chief Financial Officer of FF Karpet King Ltd. and, in these capacities, oversees and supervises the marketing and sales activities and the administrative and management activities of this company. Mr. Flaman intends to spend approximately ten percent (10%) of his business time working on our business.

Jason Bleuler, age 38, has been a member of our Board of Directors since February 2, 2004 and has been President, Chief Executive Officer and Director of our wholly owned subsidiary, Power Grow System Ltd., since its inception in August 2001. Mr. Bleuler has over ten years of sales and marketing experience. He was a sales manager for Vancouver Lifestyles Magazine, an established Vancouver area lifestyles publication, from June 1992 to August 1996. From September 1996 to August 2001, he was Director, Officer, principal shareholder and sales and marketing agent for All-Round Industries, a Vancouver area machine and fabrication firm, which manufactures precision machine parts. In addition to his responsibilities on our Board of Directors, Mr. Bleuler is in charge of our sales and marketing activities and is also responsible for a majority of our sales. Our subsidiary, Power Grow, has a consulting agreement with Mr. Bleuler for his sales and marketing services. Pursuant to the terms and conditions of this agreement, he has agreed to provide consulting services to us as an exclusive sales and marketing agent. For his consulting services, Mr. Bleuler receives $3,333 as a monthly payment as well as reimbursement for reasonable expenses incurred in performance of his duties. We also reimburse his vehicle expense incurred in his capacity as our exclusive sales and marketing agent for our hydroponics plant growing equipment. Mr. Bleuler dedicates approximately 80% of his business time to our affairs.

Nick Brusatore, age 38, has over 20 years experience as a Machinist and Design Engineer and has been a director of our wholly owned subsidiary, Power Grow System Ltd., since its inception in August 2001. From May 1995 through December 1997, he was the machine shop supervisor and quality control inspector for Cannon Machine Works, a Vancouver, Canada firm in the business of manufacturing and machining precision parts and equipment,. From January 1998 through August 2001, he owned and operated BMS Engineering and Manufacturing Brokerage Firm, a Vancouver area firm in the business of manufacturing and marketing precision designed and engineered parts. Mr. Brusatore is presently responsible for our subsidiary’s assembly and manufacturing line, the design and engineering of our hydroponics plant growing equipment, the quality control of the manufacturing process and the functionality of our finished products. Our subsidiary, Power Grow has a consulting agreement with Mr. Brusatore for his services regarding the design and engineering of our hydroponics equipment, management of our wholly owned subsidiary’s operations and the supervision of our manufacturing plant. Pursuant to the terms and conditions of this agreement, he has agreed to provide his management, administrative, engineering and quality control consulting services to us. For his consulting services, Mr. Brusatore receives $3,333 as a monthly payment and we reimburse him for reasonable expenses incurred by him. We also provide him with a leased vehicle while acting in his capacity as our subsidiary’s office manager and manufacturing plant supervisor. Mr. Brusatore dedicates approximately 80% of his business time working on our business.

Term of Office

Our Directors are appointed for a one-year term until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Board Committees

In February 2004, our Board of Directors created a Compensation Committee, which is comprised of Robert Hoegler, Floyd Flaman and Jason Bleuler. The Compensation Committee has the authority to review all compensation matters relating to us. The Compensation Committee has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees.

It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of our common shares will be used in order to make an employee's compensation consistent with shareholders' gains. It is expected that salaries will be set competitively relative to the hydroponics equipment manufacturing industry and individual experience and performance will be considered in determining salaries.

In February 2004, our Board of Directors created an Audit Committee, which is comprised of Robert Hoegler, Floyd Flaman and Jason Bleuler. The Audit Committee is charged with reviewing the following matters and advising and consulting with the entire Board of Directors with respect thereto: (i) the preparation of our annual financial statements in collaboration with our independent accountants; (ii) annual review of our financial statements and annual report; and (iii) all contracts between us and our officers, directors and other affiliates. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of the entire Board of Directors relating to the foregoing or other matters; however, our senior management, recognizing their own fiduciary duty to us and our stockholders, is committed to implementing the recommendation of the Audit Committee in any matter within the scope of its review.

Significant Employees

We have no significant employees other than the officers and directors described above.

Security Ownership Of Certain Beneficial Owners And Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of May 19, 2004, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of	Name and address	Amount of beneficial	Percent
Class	of beneficial owner	Ownership	of class

Common	Robert Hoegler	1,500,000	16.48%
Stock	President, Chief Executive
	Officer and Director
	5076 Payne Street
	Burnaby, British Columbia

Common	Floyd Flaman	1,000,000	10.9%
Stock	Secretary, Chief Financial Officer
	and Director

Common	Jason Bleuler	1,500,000	16.48%
Stock	Director/
	President, Chief Executive Officer and
	Director of Wholly Owned Subsidiary

Common	Nick Brusatore	1,500,000	16.48%
Stock	Director of Wholly Owned Subsidiary

Common	All Officers and Directors	5,500,000	60.44%
Stock	as a group (four people)

The percent of class is based on 9,100,000 shares of common stock issued and outstanding as of May 19, 2004.

Description Of Securities

General

Our authorized capital stock consists of 70,000,000 shares of common stock at a par value of $0.001 per share and 5,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

As of May 19, 2004, there were 9,100,000 shares of our common stock issued and outstanding that were held by 50 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. The lack of cumulative voting rights could delay, defer or prevent a change in control of the company.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of May 19, 2004, we have not issued any preferred shares and have no intention of doing so in the foreseeable future. Our bylaws do not stipulate any material rights of preferred shareholders such as preferences over common stock in the event of liquidation, dissolution or winding up of the company. We will amend our bylaws to include details of such rights if we decide to issue preferred shares in the future and if we decide to give these preferred shares any preferential rights.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Amisano Hanson Chartered Accountants, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Disclosure Of Commission Position Of Indemnification For
Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

Organization Within Last Five Years

We were incorporated on December 23, 2003 under the laws of the state of Nevada. On December 23, 2003, Robert Hoegler and Floyd Flaman were appointed to our Board of Directors and Mr. Hoegler was appointed as our President and Chief Executive Officer, while Mr. Flaman was appointed as our Secretary, Treasurer and Chief Financial Officer.

On February 2, 2004, we entered into an acquisition agreement whereby we acquired all of the issued and outstanding shares of Power Grow System Ltd., a private British Columbia company which was wholly owned by Jason Bleuler and Nick Brusatore. The acquisition agreement closed on February 29, 2004. On February 2, 2004, Jason Bleuler, who was one of the two shareholders of Power Grow System Ltd. prior to the acquisition, was appointed as to our Board of Directors. In addition, he retained the position of President, Director and Chief Executive Officer of Power Grow System Ltd. after the acquisition.

Description Of Business

Acquisition of Power Grow System Ltd.

Pursuant to an agreement dated February 2, 2004 and completed on February 29, 2004, we acquired 100% of the issued and outstanding shares of Power Grow System Ltd., a private British Columbia company. Pursuant to this agreement, Power Grow System Ltd. became our wholly owned subsidiary. In consideration of the transfer of all of the outstanding shares of Power Grow System Ltd., we issued a total of 3,000,000 shares of our common stock to the Power Grow shareholders of which 1,500,000 were issued to Mr. Bleuler and 1,500,000 to Mr. Brusatore. We commenced merged operation with our wholly owned subsidiary on February 29, 2004.

Power Grow System Ltd. was incorporated pursuant to the laws of British Columbia on August 20, 2001 for the purpose of designing, manufacturing and marketing sophisticated hydroponics plant growing equipment to be marketed in Canada and the United States to nurseries, garden centers, specialized hydroponics equipment shops, gardeners and home hobbyists who wish to grow their own fresh fruits, flowers, herbs and vegetables, year round, faster than conventional gardening, organically and free of outdoor pollutants, pests and weeds. Since its formation in August 2001, Power Grow has been successfully manufacturing and marketing three individual models of the hydroponics plant growing equipment. Power Grow presently manufactures and markets an average of 13 hydroponics plant growing equipment units (7 dual-600 systems, 3 Single-600 Flower, 3 Single-600 System) on a monthly basis. Every month, an average of three units are sold in the Vancouver metropolitan area and ten in the United States.

PRODUCT DESCRIPTION

We presently manufacture and market three individual, self contained hydroponics plant growing equipment models: the Single-600 Flower, the Single-600 System and the Dual-600 system. All three systems can plug into a regular voltage wall socket and are made from white powder-coated aluminum foil to avoid erosion and allow for a maximum light reflection. The main components of each individual hydroponics equipment unit (cabinet) consists of: (a) a high pressure sodium lamp which generates heat and light for the contained plant growing chamber, complete with a tempered glass shield that controls the amount of heat and light delivered to the plants, (b) a water reservoir, mounted underneath the equipment, which holds water mixed with necessary nutrients to be fed to the growing plants, (c) water pump which delivers the water with the added nutrients to the growing plant through a series of water lines and is located inside the water reservoir, (d) ventilation system, mounted on the hood of the equipment, composed of at least two six-inch fans, connected to a thermostat that regulates temperature inside the chamber at desirable levels and intervals and (e) electrical power unit, complete with digital timers, which provides electrical power to the whole equipment. It can be preset to allow the water pump to deliver water with added nutrients to the growing plants at predetermined quantities and intervals. The cabinet shell, holding the hydroponics components, is laser cut to dimensions from aluminum foil, machined in the desired shapes and powder-coated in white paint for optimal light reflection. All the necessary components, readily available from various electrical and mechanical parts distributors, are mounted on the cabinet shell in our manufacturing warehouse using basic assembly and manufacturing processes.

Fruits, vegetables, flowers or herbs are placed in a series of 3.5 inch gardening pots located on the shelves of the system’s growing chamber. High porous rocks (hydroponics medium) are placed in the pots inside the growing chamber to act as structural support for the plants’ roots in the hydroponics systems. These mediums are made of high porous rocks for high retention of air and water necessary for healthy plant growth. Excessive water in the rocks is drained back, for full recycling, in the water reservoir mounted under the hydroponics unit. The elimination of waste-water and the absence of any pesticide and insecticides in the controlled hydroponics equipment results in a friendly product desirable to environmentally conscious end users.

Single-600 Flower: The single-600 Flower is a hydroponics equipment unit specifically designed for vegetation and flowering, or growing plants to maturity after they have been started and rooted from seed outside the unit. The unit is a single shelf cabinet that stands four feet high, two feet wide and 2.5 feet deep. It is very light in weight and can be lifted and moved easily. It has the capacity to hold twelve 3.5 inch pots in which plants can grow from root to maturity. A 600 watt high pressure sodium lamp is mounted inside the growing chamber. This lamp emanates needed light and heat, which are required for plant growth. A tempered glass lens mounted in front of the lamp controls the amount of light directed to the growing plant inside the chamber. Likewise, the temperature inside the chamber, ideally three degrees Celsius above room temperature, is controlled by a two six-inch fan airflow system mounted on the hood of the equipment which, through a thermostat, regulates temperatures at desirable levels by removing excessive volumes of hot air from inside the chamber.

Single-600 System: The single-600 System is a turnkey perpetual system containing three chambers, standing seven feet tall, two feet wide and 2.5 feet deep. It allows the end user to produce the complete genetic plant cycle from clipping to rooted plant to mature plant ready for harvest. The first chamber located on the bottom of the unit holds up to three mature plants. Clippings can be taken from the mature plant and moved into the second cloning (rooting) chamber where the plants can root. The light needed for this step is reflected up into the cloning (rooting) chamber, creating an environment that accelerates plants to root rapidly. Once rooted, the plants are moved into the top flowering chamber to grow the fruit or vegetable to mature plant form ready for harvest. The flowering chamber is the hydroponic chamber that can hold twelve 3.5” pots to maturity under a 600 watt high pressure sodium bulb. To control light and temperature levels, a tempered glass lens and a three six-inch fan airflow system keeps the temperature inside the machine three degrees warmer than ambient temperature around the machine.

Dual-600 system: The Dual 600 hydroponics equipment unit produces the highest growth rates and yields. It stands 48 inches wide 72 inches high and 34 inches deep and can be plugged into a regular wall electrical socket and has a very low power consumption of about $22 per month. It comes complete with two 600 watt high pressure sodium lamps creating 200,000 lumens of foot-candle power, a nine fan airflow ventilation system and a tempered glass lens mounted below the lamps to control temperature and light levels inside the chamber. This equipment has the capacity to grow 24 rooted plants to maturity for harvest.

Upon receipt of a client’s purchase order, we purchase all the electrical and mechanical parts required to manufacture the specific hydroponics equipment from various suppliers located in the Vancouver metropolitan area. All electrical components used in the manufacturing of the equipment are approved for use by the Canadian Standards Association (CSA), a government agency that regulates the standards of electrical equipment and accessories sold to the general public in Canada, and by Underwriters Laboratories (UL), a government agency that regulates the same standards in the USA. The parts are gathered and assembled into hydroponics plant growing equipment in our Coquitlam, British Columbia manufacturing plant, which covers 4,200 square feet of office, manufacturing and warehousing space, under the supervision of Nick Brusatore, who is in charge of the systems’ designing, engineering and manufacturing. Once assembled, the hydroponics equipment is tested for defects and functionality, flat packed in a cardboard box and shipped to the client via courier within fifteen days of the purchase order. Instructions for the assembly, which require only the effort of inserting some screws into the aluminum panels that will shape the cabinet, are provided for the benefit of the end user. All parts and components needed to manufacture the equipment are obtained locally from various suppliers.

The systems require very little attention and labor, making it a simple and efficient controlled growing environment. The users, with very little gardening experience, can produce their own fruit, vegetables, flowers and herbs at home in a shorter growing cycle than traditional gardening.

The parts required to manufacture the hydroponics equipment are supplied to us, on an as needed basis, by a number of suppliers located in the Vancouver area. We believe that if we were to lose any of the sources of the supplies, a number of other firms in our area would be available to replace these suppliers at competitive prices. We do not presently have alternate arrangements with any other suppliers. Therefore, if we lose one of our present parts suppliers, our operation may be temporarily disrupted. In such event, the manufacturing and delivery of one or more hydroponics equipment could be delayed for up to two weeks. In addition, our cost of parts may increase slightly, but we do not believe that such increase would be material.

At the time of the acquisition, our subsidiary manufactured and sold an average of thirteen hydroponics plant growing units per month. Of these units sold, ten are typically sold in the United States and three are sold in the Vancouver area. We engage established international courier firms to deliver our hydroponics equipment units outside of the Vancouver area. There are no formal arrangements with these courier firms for the delivery of our hydroponics equipment to our clients and these firms provide their services to us at competitive rates. The units sold in the Vancouver area are being picked up at our Coquitlam warehouse by the clients or delivered to them by us.

Revenues

We generate revenues from selling our three hydroponics equipment models to nurseries, garden centers, specialized hydroponics equipment shops and some home hobbyists who wish to grow their own fresh fruits, flowers, herbs and vegetables year round in a manner that is faster than conventional gardening as well as organic and free of outdoor pollutants, pests and weeds. We had no revenues earned prior to February 29, 2004, the date of the closing of our acquisition of Power Grow. However, Power Grow generated revenues of approximately $376,000 for the fiscal year ending on February 29, 2004 from the sale of 13 hydroponics plant growing equipment units every month. We receive $2,195 for each sale of one of our Single 600 Flower System, $2,995 for each sale of a Single-600 System and $3,995 for each sale of a Dual-600 System. We anticipate selling an average of 13 hydroponics plant growing units every month for the next 12 months and earning average gross revenue of $39,800 every month over the same period. This estimate is based on the fact that in the two month period from the date of the acquisition on February 29, 2004 through April 30, 2004, we have generated $80,356 in gross revenues and, sold a total of thirty five hydroponics equipment units. Our merged net revenue from for the months of March and April 2004 was $279.

Hydroponics Technology Overview

The term “hydroponics” is derived from the Latin words “hydro” and “pomos” meaning “water working”. It is the technology of growing plants in a controlled environment in nutrient solutions (water with the added fertilizers) with or without the need of mediums (soil, sand, peat moss) to provide mechanical support for the growing plants roots. Liquid Hydroponics has no mediums for supporting plant roots. Roots are suspended in air in a controlled environment and necessary nutrients for growth are fed to the plants’ roots through water mist. Aggregate Hydroponics has solid mediums (fibers or porous rocks for high retention of air and water), which act as structural support for plant roots. In this case, necessary nutrients are delivered directly to the plant roots in water flowing through the medium. In hydroponics systems, plants can be grown closer together than in open fields, increasing yields and number of crops. They are grown in controlled environments eliminating outdoor pollutants, weeds and pests. In soil, plants have to break down the dirt to get needed nutrients for growth and waste a lot of energy developing long roots in search of needed nutrients. In hydroponics systems, the required nutrients are added to water, which are automatically delivered directly to the growing plants roots at required intervals. Energy normally lost developing long roots is redirected to growing more plant volume. Lamps and ventilation systems inside the hydroponics growing chambers maintain the light and temperature to ideal and constant levels creating conditions whereby hydroponics plants will grow faster, bigger and healthier than those in soil. Unlike outdoor conditions where crops will grow only once a year, hydroponics technology will allow vegetation crops to be produced economically a number of times every year. Hydroponics technology eliminates the use of harmful chemicals such as pesticides, herbicides, insecticides and fumigants, which are employed in open field cultivation. Hydroponics cultivation popularity is due to the ability to grow healthier, more nutritious quality produce than soil-grown varieties in clean and controlled environment free of harmful chemicals. It has also become a necessity in industrialized countries of the world where available fertile soil is diminishing as land space is used for building new industries, housing and highways and both in cold and arid areas of the world where either fertile soil or water are non-existent or in short supply.

The Hydroponics Industry

Hydroponics has become the most widespread method of growing fruits, flowers, herbs and vegetables in commercial quantities in many countries of the world in large greenhouses and in self contained units without the utilization of soil. In traditional gardening, plants get root support, nutrients, water, and oxygen from the soil. In hydroponics systems, water with the added essential nutrients that normally would be available in a very fertile soil is infused to the plant in a controlled environment and quantities. Plants, like all living things, have certain requirements that need to be met for them to grow and thrive. These include water, nutrients, light, air, and structural support for the roots. Hydroponics culture requires only basic agriculture skills. Production takes place inside enclosures designed to control air and root temperatures, light, water, plant nutrition and adverse climate. The controlled environment also eliminates outdoor pollutants, pests and weeds that are present in soil. This is called Controlled Environment Agriculture or CEA. Hydroponics systems drastically reduce the amount of time needed to produce good plants, crops and fruit, allowing quicker turnaround to market. Countries with lack of arable land and water such as Iran, Mexico, Australia and certain Middle East nations are employing and researching the technology extensively. Likewise, systems are being used and researched in U.S. nuclear submarines, Russian space stations, various off-shore drilling rigs, and by NASA in outer space to provide astronauts with fresh fruit and vegetables. (“History of Hydroponics” by Gary V. Deutschman Sr.)

The commercial hydroponics industry, largely greenhouse based, is centered in the affluent countries of the world such as the Netherlands, Spain, Canada, Japan, the United Kingdom, the USA, Italy, New Zealand and Australia. A 2001 study, “HYDROPONICS as an Agriculture Production System,” conducted by Hassal & Associates Pty Ltd. for the Rural Industries Research & Development Corporation of Australia reports that these affluent countries account for over 19,000 hectares of the world wide (estimated to be 25,000 hectares) commercial hydroponics production area. Tomatoes, cucumbers, lettuce, peppers, herbs and flowers are the most important crops grown. In the same year, the total global value was estimated at $6 to $8 billion. The United States and Canada have a combined 2,400 hectares of hydroponics greenhouse crop production. This is small in comparison to that of the Netherlands, which has in excess of 10,000 acres. Canada has the third largest commercial hydroponics industry, and is currently expanding at 25% per annum farm gate value. Over 40% of greenhouses in Canada and the USA employ hydroponics in their food production and this figure is rising annually. Their produce is sold in most supermarket stores throughout North America and Europe to consumers seeking natural, pesticide-free vegetation. According to the same study, hydroponics is the most popular method of growing vegetables in glasshouses in Canada, and in 1998, greenhouse vegetation production accounted for almost 25% of total vegetable production.

The hydroponics retail industry developed as a result of the commercial hydroponics industry growth and the consumers’ preference for fresh, organically grown, and natural foods. The hydroponics retail market ranges from small independent retailers to well-established chain stores that manufacture, distribute and retail hydroponics equipment and supplies. Consumers can buy a number of parts and hydroponics supplies (lamps, water pumps, irrigation systems, cabinets, pots, fertilizers, root mediums, plastic sheets, glass, etc.) to build their own do-it-yourself hydroponics plant growing equipment. Hydroponics parts and supplies are available from a myriad of retail outlets in Canada and the USA: hardware stores, nurseries, garden equipment suppliers, plumbers’ suppliers, greenhouses suppliers, lighting outlets, indoor plant suppliers, hydroponics parts suppliers, etc. For those consumers and hobbyists who may not have the time and knowledge to build their own hydroponics equipment from parts, they can purchase self-contained, ready to operated units. These units can be purchased from a number of retailers (hydroponics shops, gardening shops and nurseries) and directly from hydroponics plant growing equipment manufacturers and distributors. As a result of consumer trends toward fresh, organically grown and environmentally friendly food products, there is confidence that this industry will continue to grow and thrive.

Purchasers Profile

The typical purchasers of our hydroponics plant growing equipment are nurseries and gardening shops. We also sell our hydroponics plant growing equipment to specialized hydroponics retail outlets, which in turn retail to the consumers along with a variety of hydroponics parts and supplies. Gardeners and home hobbyists, who purchase directly from us or from retail outlets, are the primary purchasers of our hydroponics equipment. They purchase our equipment to grow year round fresh fruits, vegetables, flowers and herbs for their own personal consumption or, in case of gardeners, for resale to groceries and produce retailers. A poll conducted by Ipso-Reid on behalf of City Farmer, Canada’s Office of Urban Agriculture, found that 40% of people living in Greater Toronto and 44% of people living in Greater Vancouver, a total of approximately 2.5 million people, live in households that produce some of their own food. City Farmer also conducted its own survey in 2000 and found that 91 out of 100 people polled considered themselves urban (living in a city). Of this number, 79 stated that they grow some of their vegetables and herbs.. According to Gary V. Deutschman Sr. in “History of Hydroponics”, there are over 1,000,000 household hydroponics soilless culture units operating in the USA for the production of food alone. Inner suburban professionals, singles and couples living in apartments and tinkerers of all age groups with little space, time, patience, and in some cases without a suited climate for traditional gardening, have made hydroponics their method of choice to grow their own fresh, organic and healthy vegetation. Researchers, educators and students conducting controlled experiments in schools, colleges and universities can be included in our hydroponics equipment retail market. The average purchaser of our hydroponics plant growing equipment pays an average of $3,061 for one of our hydroponics units.

Future Development

At present we sell our Single 600 Flower for $2,195, Single-600 System for $2,995 and Dual-600 System for $3,995 We anticipate selling an average of 13 hydroponics plant growing units every month for the next 12 months and earning average gross revenues of $39,800 every month over the same period. There were no revenues received from inception on December 23, 2003 to February 29, 2004, the date of closing of the acquisition agreement whereby we purchased a 100% interest in Power Grow System Ltd.

From the date of the acquisition of our subsidiary on February 29, 2004 through April 30, 2004, we have generated $80,356 in gross revenues and, during this period, sold twenty eight hydroponics equipment units in the United States and seven in the Vancouver area. Our net revenue from operation for the month of March and April 2004 was $2,679. During the month of March and April 2004, we incurred an additional $2,400 in professional and accounting fees in conjunction with the preparation of this registration statement. As a result, our net gain for the period from March 1 to April 30, 2004 was $279.

In order to become profitable, we must expand our operations by increasing our production and distribution in the United States and Vancouver area to an average of 20 hydroponics plant growing equipment units every month and generate gross revenues from operation of approximately $61,200 every month. We must also complete the development of a new, self contained and compact hydroponics plant growing equipment model, presently under development, to be called the F400 that will be ready for manufacturing and marketing in October 2004. The development of the new F400 was as a result of existing retailers’ feedback and interest in a new compact hydroponics plant growing equipment model that offers similar benefits as our Single 600 Flower but will be 30% smaller with a 400watt sodium bulb and the capacity of holding four plants to maturity. We must also secure additional retail outlets and end users to purchase our hydroponics plant growing equipment units in order to achieve the projected $61,200 per month gross revenue level to be profitable. Initially, along with the marketing of our websites, we will rely on our directors and officers to contact additional retail outlets regarding the possibility of purchasing and marketing our hydroponics units. As our operations expand and we generate significant revenue, we intend to hire sales personnel for the purpose of securing additional sales. At present we have no plans to expand the production and distribution of our products outside of United States and Canada. Depending on our success in implementing our plan of operation in the existing area of production and distribution, we would evaluate the possibility of expansion, into Europe, the Middle East and Asia,.

Competition

The manufacturing and marketing of hydroponics plant growing equipmentis very competitive and there can be no assurance that we will be successful in generating significant revenue from our operations. We have conducted minimal internal research on the hydroponics retail industry and, although limited information is available concerning the industry, we were able to identify at least 11 competitors in Canada and USA who manufacture and market hydroponics products similar to ours. These competitors also produce controlled environment hydroponics plant growing equipment and use promotional and marketing strategies similar to us. Their products, like ours, are marketed, to a number of retail outlets (nurseries, garden shops, specialty hydroponics outlets) and end users in Canada and United States through their websites and by advertising in industry related publications. We are not aware of the total number of manufacturers, distributors and retailers of similar types of hydroponics equipment in Canada and the United States. We will also compete with a variety of retail outlets (hardware stores, nurseries, garden equipment suppliers, plumbers’ suppliers, greenhouses suppliers, lighting outlets, indoor plant suppliers) and specialty hydroponics retailers who offer end users with a range of parts and accessories to build a variety of do-it-yourself hydroponics equipment and with self contained and ready to operate hydroponics equipment units. Furthermore, we do not possess information relating to the total number of controlled environment hydroponics equipment units manufactured and marketed in Canada and United States. The lack of this information will make it difficult for us to assess, identify and penetrate new markets.

Competitive advantage

We do not have at our disposal the vast material and financial resources to undertake mass promotional and marketing campaigns. Our strategy, therefore, will be to focus on serving our established retail outlets and to market our hydroponics units directly to the end users through their places of operation. Over the last three years, our hydroponics equipment has become a well-recognized product within the hydroponics retail industry for its compact size, efficiency and reliability. Our on-line technical assistance has been well accepted by end users and the retail outlets that we serve. Other competitive advantages that we offer to our clients are: (a) timely manufacturing and delivery of our equipment which is delivered within 15 days of purchase order, (b) one-year unlimited warranty on all the electrical components of our hydroponics units with guarantee of no-cost replacement, (c) all the electrical components in our equipment are CSA and UL approved making our equipment users friendly and an insurance compliant appliance, similar to a fridge or stove, (d) we offer three individual, turn-key, controlled environment hydroponics equipment models each designed to meet different requirements of any end user, and (e) the water reservoir in our equipment is located outside the plant growing chamber eliminating water vapors created by heat inside the chambers that would affect the controlled temperature and create root rot. Assuring timely production and delivery of our hydroponics equipment and offering personalized customer service to both the retail outlets and the end users that we serve provides an arena for the future success of our products. Although we do not have any formal contracts with the retail outlets that purchase and resell our hydroponics units, due to our personalized, prompt and professional service, we have been able to maintain their loyalty.

We are aware of other manufacturers of controlled environment hydroponics equipment in Canada and the United States. Nonetheless, we have been able to establish our products within the hydroponics retail industry. Our chief competitive threat, therefore, would be from existing and potential new hydroponics equipment manufacturers.

Website

We currently own two websites and domain names www.powergrowcanada.com and www.powergrowusa.com . These two websites are complete with detailed corporate and product information. Our three hydroponics plant growing equipment models, along with the parts, accessories and nutrient solutions that we market, are listed on the websites for easy access to potential purchasers. On-line technical support is provided to people who may already own our equipment or who may want to educate themselves on the hydroponics technology with the view of purchasing our equipment or learn about the technology and the hydroponics components to build their own and to learn about the needed nutrient solutions which will be required to hydroponically grow vegetation. On-line credit is also available for people who decide to purchase our products while visiting our sites. In addition, directly through our websites, we promote retail locations that market our hydroponics equipment to end users creating inner industry relationships and dealership network’s loyalty.

Compliance with Government Regulation

The production and marketing of hydroponics equipment and parts is not regulated in Canada and the USA. However, some Canadian legislators are calling for legislation, similar to that of Australia, to regulate the commercial and retail hydroponics industries. The legislation would establish guidelines and policies for the manufacturing, marketing and operation of hydroponics plant growing equipment both in the commercial production and distribution of hydroponically grown vegetation and in the manufacturing and marketing of hydroponics equipment, parts and nutrient solutions. New laws and regulations may impact our ability to manufacture and market our hydroponics plant growing equipment, parts, accessories and nutrient solutions and to generate revenue in the future. However, we are not aware of any pending or contemplated laws or regulations in Canada or the USA that would have an impact on our business.

Employees

We have no employees other than the officers and directors described above. Power Grow has an agreement with Nick Brusatore for the following services: design and engineering of our hydroponics equipment, management of our wholly owned subsidiary’s operation and the supervision of our manufacturing plant. Pursuant to the terms and conditions of this agreement, he has agreed to provide his management, administrative, engineering and quality control consulting services to us. For his services, Mr. Brusatore is paid $3,333 per month and is reimbursed for reasonable expenses incurred by him in relation to the performance of his duties. We also provide him with a leased vehicle while he acts in his capacity as our subsidiary’s office manager and manufacturing plant supervisor. Mr. Brusatore acts as a director of our wholly owned subsidiary and intends to dedicate approximately 80% of his business time working on our business.

Power Grow also has an agreement with Mr. Jason Bleuler for his sales and marketing services. Pursuant to the terms and conditions of this agreement, he has agreed to provide his services to us as an exclusive sales and marketing agent for our hydroponics equipment. For his services, Mr. Bleuler is paid $3,333 per month and is reimbursed for reasonable expenses incurred by him in relation to the performance of his duties. We also reimburse him for vehicle’s expenses while he acts in his capacity as our exclusive sales and marketing agent for our hydroponics plant growing equipment. Mr. Bleuler acts as our Director and President, Chief Executive Officer and as a director of our wholly owned subsidiary and dedicates approximately 80% of his business time working on our business.

All manual labor required for the assembly of our hydroponics plant growing equipment is outsourced to local manufacturing laborers on a part-time basis and as needed. These individuals, no more than two in any given day, provide us with the manual labor of assembling all electrical and mechanical parts and hydroponics components into a turnkey hydroponics equipment. We have no written agreement with these workers for their labor. We believe that if we were to lose the services of one or both of these individual workers, a number of other similar qualified workers in our area would be available to replace them at competitive labor rates. We do not presently have an alternate arrangement in case we lose one or both of these workers. Therefore, if such an event were to occur whereby we lose one or both of these workers, our operations would be temporarily disrupted. In such circumstances, the completion of a specific hydroponics model being manufactured could be delayed for up to one week. In addition, our labor cost may increase slightly, but we believe that such increase would be minimal. Administrative functions and collection of revenues is contracted out on a part-time basis to one individual.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We own a 100% interest in Power Grow System Ltd. a private British Columbia company. Our subsidiary manufactures and markets hydroponics plant growing equipment in the Vancouver metropolitan area and in the United States. We do not own any interest in any other subsidiary or entities.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Plan Of Operations

Our plan of operations for the twelve months following the date of this registration statement is to expand our business by attempting to:

1.	Complete the development and initiate the manufacturing and marketing of an additional, self contained and ready to operate, hydroponics plant growing equipment model to be called F400. We anticipate that this new compact model, presently under development, should be ready for marketing in October 2004. We estimate that we will incur approximately $7,000 in expenses to complete the development and testing of the new F400 hydroponics equipment model.

2.	In conjunction with the completion of development of the new hydroponics equipment model F400, we need to secure additional retail outlets and end users to purchase our hydroponics units while increasing the number of our current hydroponics units to be sold every month to at least 20. We anticipate that the increase in sales of equipment will translate into average monthly revenue from sales of our equipment to $61,200 by November 2004. Additional costs for mechanical and electrical parts required to manufacture the added hydroponics units to be marketed will be covered by revenue from the sale of same.

Our objective is to obtain these operational milestones during the next 12 months. However, can not make any assurances that we will be able to reach these goals. We intend to continue with our business strategy of maintaining our present equipment production and marketing base. We will also attempt to secure additional sales with retail outlets and end users by promoting the benefits of our controlled environment hydroponics plant growing equipment units and educating them on the benefits of consuming healthy and organic vegetation grown in their own homes.

While we are attempting to expand our business and increasing the number of hydroponics equipment units we distribute, we will continue to place importance on the collection of revenues from the sales of the equipment. Based on historical accounting, we collect 40% upon delivery of the equipment, 30% within 30 days of delivery and 30% within 90 days of delivery. In the future, we are going to attempt to expedite the payment process so that we will receive 80% of revenue collections within 30 days of invoicing and the remainder 20% within 60 days of invoicing.

We anticipate that our hydroponics manufacturing and marketing operations will be financially self-supporting in the future. Our chief costs are expected to be related to our expansion, general and administrative expenses incurred in connection with the filing of this registration statement and the quarterly and annual filings that must be undertake once we are a reporting company under the Securities Act of 1934.

Nick Brusatore is responsible for building our internal administrative and managerial organization, streamlining our manufacturing plant procedures and developing new hydroponics models, while we attempt to keep overhead costs low by minimizing the hiring of full-time employees and by hiring employees on a part-time and as needed basis. With additional revenues, we plan to retain staffing levels sufficient to achieve our expansion goals. This additional staffing may include full-time and part-time sales staff, casual labor and administrative consultants. Without sufficient revenues, we will continue limiting our employees to our directors, officers and present part-time employees.

We expect the expenses of the offering to be approximately $26,500. In addition, in connection with our proposed plan of operation, we anticipate that we will incur the following expenses per month:

Payments to management and sales staff	$6,666
Casual labor	$1,450
Office rent	$2,447
Computer, office equipment and supplies	$700
General & administrative	$1,074
Telephone	$476
Advertising	$4,000

Total per month	$16,813

In addition, to the above monthly expenses, we expect to incur the following expenses, per month, for compliance with future filing requirements under the Securities Act of 1934:

Accounting and Auditing Fees	$1,500

Legal Fees	$600

EDGAR Fees	$200

Other Administrative Fees	$250

TOTAL PER MONTH	$2,550

The foregoing represents our best estimate of our cash needs based on current planning and business conditions. In the event we are not successful in generating significant revenue from our operations, additional funds may be required in order for us to proceed with our business plan to execute our plan of operation. In such circumstances, we would likely seek additional financing to support the continued operation of our business. We have no such financing arranged at the present time and no guarantee that we will be able to secure such financing.

We anticipate that depending on market conditions and our plan of operations, we could incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough revenue from sales of our hydroponics plant growing equipment to cover all of our operating and administrative expenses. Our revenues will depend on how we secure additional purchasers, as well as keeping the costs of manufacturing and marketing to reasonable levels. We are not aware of any known trends, events, demand, commitments and uncertainties that are reasonably likely to have material effect on our financial condition or operating performance in the future.

Results Of Operations For Period Ending February 29, 2004

Since inception, our activities have been financed exclusively from the proceeds of share subscriptions. While we are currently generating some revenue, we do not anticipate earning additional significant revenues until such time as our subsidiary can execute a major portion of its expansion program. There is no assurance that we will be able to reach the projected expansion.

We incurred general and administrative expenses in the amount of $10,683 for the period commencing on December 23, 2003 to February 29, 2004. These expenses consisted of $10,000 in audit fees and $683 in office and general expenses. During the same period we gained $242 in foreign exchange conversion. Therefore for the period commencing on December 23, 2003 to February 29, 2004 we had total net loss of $10,441.

There were no revenues or incurred direct costs on our merged financial statements from our operations from our inception through February 29, 2004, the date of the closing of the acquisition agreement whereby the company purchased 100% of the shares in the capital stock of its wholly owned subsidiary.

We had gross revenues from sales of $80,356 from our merged operation for the two months of March and April 2004. We incurred direct cost of $43,413 during the same period and earned gross profit of $36,943. For the same period we incurred additional general operational expenses of $34,264; $1,800 in professional and accounting fees in conjunction with the preparation of this registration statement and $600 for rental of our corporate offices which resulted in net revenues from merged operation of $279 for the months of March and April 2004.

We have not attained profitable operations and are dependent upon obtaining financing to continue and to expand our existing business operations. For these reasons our auditors stated in their report that they have substantial doubt that we will be able to continue as a going concern.

As of February 29, 2004, we had assets recorded on our consolidated financial statements at $196,073 consisting of cash of $57,183, accounts receivable of $35,641, inventory of $12,461, $636 in prepaid expenses and $90,152 in goodwill. Our liabilities on February 29, 2004 totaled $148,414, consisting of $85,368 in accounts payables, $53,093 due to related parties and $9,953 in loans payables.

Description Of Property

Our executive offices are located at 595 Howe Street, Suite 323, Vancouver, British Columbia, Canada. Mr. Robert Hoegler, our President and Chief Executive Officer, leases these premises to us for $300 per month. Our hydroponics manufacturing plant and offices, rented for $2,447 per month, are located at 1533 Broadway St., Suite 108, in Coquitlam, British Columbia. Both our executive offices and manufacturing plant are fully equipped and functional. We do not expect that we will need to expand our facilities for either location in the foreseeable future.

Certain Relationships And Related Transactions

Other than disclosed below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters;
  Any relative or spouse of any of the foregoing persons who has the same house as such person.

Jason Bleuler, a member of our Board of Directors and Nick Brusatore were the two owners of Power Grow System Ltd. which was purchased by us. In consideration for this purchase, we issued 3,000,000 shares of our common stock, 1,500,000 each to Mr. Bleuler and Mr. Brusatore. Prior to this acquisition, Mr. Bleuler and Mr. Brusatore did not have a relationship with us of our affiliates or shareholders.

We rent shop tools such as hand drills and screw guns, forklift, office computers and saw cutters for the manufacturing of our hydroponics plant growing equipment from All-Round Industries (1996) Ltd., a company owned by Mssrs Beuler and Brusatore. We pay $444 per month for the rental of the shop tools and have no formal agreements or arrangements with All-Round Industries (1996) Ltd., for the rental of the tools.

Robert Hoegler, our President and Chief Executive Officer, leases us the offices located at 595 Howe Street, Suite 323, Vancouver, British Columbia, Canada for $300 per month. There are no formal agreements with Mr. Hoegler for the lease of the office space.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. It is our intention to have a market maker apply for trading for our common stock on the Over the Counter Bulletin Board (“OTC BB”) following the effectiveness of this registration statement. However, we can provide no assurances that our shares will ever be traded on the OTCBB or, if traded, that a public market will materialize.

Stockholders of Our Common Shares

As of the date of this registration statement, we had 50 shareholders.

Rule 144 Shares

Not including shares registered in this prospectus, a total of 2,500,000 shares of our common stock will be available for resale to the public after January 15, 2005 in accordance with the volume and trading limitations of Rule 144 of the Act. An additional 3,000,000 shares of our common stock will be available for resale to the public after February 28, 2005 in accordance with the same limitations. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 91,000 shares as of the date of this prospectus; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons. We have opted to cover the registration costs associated with this current filing absent such rights because management believes that such registration shall aid us in obtaining a public market and thereby raising additional financing for our operations.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or

2.	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception on December 23, 2003 to February 29, 2004.

LONG TERM COMPENSATION
						RESTRICTED
						OPTION
					OTHER ANNUAL	STOCKS/PAYOUTS	SARS	LTIP	ALL OTHER
NAME	TITLE	YEAR	SALARY	BONUS	COMPENSATION	AWARDED	($)	COMPENSATION	COMPENSATION

	President
Robert	CEO and	2003
Hoegler	Director	2004	$0	0	0	0	0	0	0

	Secretary
Floyd	Treasurer	2003
Flaman	and CFO	2004	$0	0	0	0	0	0	0
Jason
Bleuler		2003
*	Director	2004	$0	0	0	0	0	0	0

* Jason Bleuler is also the President and director of our subsidiary Power Grow System Ltd.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Consulting Agreements

We do not have any employment or consulting agreement with any of our officers or directors and we will not pay our directors any amount for acting on the Board of Directors.

On January 1, 2003, our subsidiary executed a Sales and Marketing Agency Agreement with Jason Bleuler and C&CB Concept & Communication Business Inc. for a period of three years commencing on that date and terminating on January 30, 2006. Under the terms of the Agreement, Mr. Bleuler will act as the exclusive sales and marketing agent for our subsidiary to market and sell our hydroponics plant growing equipment worldwide. Under the terms of the agreement, he is paid $3,333 a month and reimbursed for reasonable expenses incurred by him in relation to the performance of his duties including vehicle’s allowance.

On January 1, 2003, our subsidiary executed a General Engineering and Management Consulting Services Agreement with Nick Brusatore and NB Machine Ltd. for a period of three years commencing on that date and terminating on January 30, 2006. Under the terms of the Agreement, Mr. Brusatore will act as a consultant in connection with the designing, engineering of hydroponics equipment and related parts, as well as supervision of the manufacturing plant and general office administrative and management activities. Under the terms of the agreement, he is paid $3,333 a month, is reimbursed for reasonable expenses incurred by him in relation to the performance of his duties and is provided with a company’s leased vehicle.

Financial Statements

PRO–TECH HOLDINGS LTD.

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

February 29, 2004

(Stated in US Dollars)

TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Pro–Tech Holdings Ltd.

We have audited the consolidated balance sheet of Pro–Tech Holdings Ltd. and subsidiary as of February 29, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from December 23, 2003 (Date of Inception) to February 29, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pro–Tech Holdings Ltd. and subsidiary as of February 29, 2004 and the results of their operations and their cash flows and the changes in stockholders’ equity for the period from December 23, 2003 (Date of Inception) to February 29, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependant on its ability to raise capital from stockholders or other sources to sustain operations. These factors, as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Amisano Hanson”
April 8, 2004	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL:	amishan@telus.net

PRO–TECH HOLDINGS LTD.
CONSOLIDATED BALANCE SHEET
February 29, 2004
(Stated in US Dollars)

ASSETS

Current
Cash	$57,183
Accounts receivable (net of allowance of $ 12,653)	35,641
Inventory	12,461
Prepaid expenses and deposits	636
105,921
Goodwill – Note 4	90,152
$196,073

LIABILITIES

Current
Accounts payable and accrued liabilities	$85,368
Due to related parties – Note 3	53,093
Loan payable – Note 5	9,953
148,414

STOCKHOLDERS’ EQUITY

Capital stock – Note 6
Common stock, $0.001 par value, 70,000,000 shares authorized
Preferred stock, $0.001 par value, 5,000,000 shares authorized
9,100,000 common shares issued and outstanding	9,100
Additional paid-in capital	49,000
Accumulated deficit	(10,441)
47,659
$196,073
Nature and Continuance of Operations – Note 1
Commitments – Notes 3 and 10

SEE ACCOMPANYING NOTES

PRO–TECH HOLDINGS LTD.
CONSOLIDATED STATEMENT OF OPERATIONS
for the period December 23, 2003 (Date of Inception) to February 29, 2004
(Stated in US Dollars)

December 23,
2003 (Date of
Inception) to
February 29
2004

General and Administrative Expenses
Audit fees	$10,000
Office and general	683

Loss before other item	(10,683)
Other item
Foreign exchange gain	242

Net loss for the period	$(10,441)

Basic and diluted loss per share	$(0.00)

Weighted average number of common shares outstanding	3,050,000

SEE ACCOMPANYING NOTES

PRO–TECH HOLDINGS LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS
for the period December 23, 2003 (Date of Inception) to February 29, 2004
(Stated in US Dollars)

December 23,
2003 (Date of
Inception) to
February 29,
2004

Operating Activities
Net loss for the period	$(10,441)

Change in non-cash working capital item related to operations:
Accounts payable	10,332

Cash flows used in operating activities	(109)

Financing Activities
Cash acquired – Note 4	2,192
Proceeds from sale of common stock	55,100

Cash flows provided by financing activities	57,292

Increase in cash during the period	57,183

Cash, beginning of the period	-

Cash, end of the period	$57,183

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$-

Income taxes	$-

Non-cash Transaction – Note 9

SEE ACCOMPANYING NOTES

PRO–TECH HOLDINGS LTD.
CONSOLDIATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period December 23, 2003 (Date of Inception) to February 29, 2004
(Stated in US Dollars)

			Additional
	Common Stock		Paid-in
	Number	Par Value	Capital	Deficit	Total

Issuance of common stock
for cash – at $0.001	5,100,000	$5,100	$-	$-	$5,100

Issuance of common stock
for acquisition of Power
Grow System Ltd.
– at $0.001	3,000,000	3,000	-	-	3,000

Issuance of common stock for
cash – at $0.05	1,000,000	1,000	49,000	-	50,000

Net loss for the period	-	-	-	(10,441)	(10,441)

Balance, February 29, 2004	9,100,000	$9,100	$49,000	$(10,441)	$47,659

SEE ACCOMPANYING NOTES

PRO–TECH HOLDINGS LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
February 29, 2004
(Stated in US Dollars)

Note 1

Nature and Continuance of Operations

The Company and its subsidiary, Power Grow System Ltd. (“PGS”), a private British Columbia, Canada company, are in the business of the design, manufacture and sale of a variety of hydroponics plant growing systems. The Company intends to file an SB2 Registration Statement with the United States Securities and Exchange Commission for its shares to trade on the OTC Bulletin Board.

At February 29, 2004, the Company has a working capital deficiency of $42,493 and has incurred losses since inception totalling $10,441. Its ability to continue as a going concern is dependent on raising additional capital to fund future operations and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. Management plans to continue to provide for its capital needs during the year ended February 28, 2005 by the development of its sales, by issuing equity securities or by obtaining related party loans.

The Company was incorporated on December 23, 2003 in the State of Nevada and has adopted February 28 as its fiscal year end.

Note 2

Summary of Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may differ from these estimates.

The financial statements, in management’s opinion, have been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Power Grow System Ltd., from the date of acquisition (Note 4). All inter-company transactions and account balances have been eliminated.

Revenue Recognition

The Company’s subsidiary generates revenue from selling hydroponics plant growing systems in Canada and the United States of America. The Company records sales revenue when a unit has been shipped and collection is reasonably assured. These consolidated financial statements have not reported any revenue as the acquisition of the subsidiary was effective February 29, 2004. Revenue will be recorded in the following periods.

Pro–Tech Holdings Ltd.
Notes to the Consolidated Financial Statements
February 29, 2004
(Stated in US Dollars) – Page 2

Note 2

Summary of Significant Accounting Policies – (cont’d)

Revenue Recognition – (cont’d)

A one year warranty is provided by the Company. The Company does not have a history of warranty claims and management considers that future claims, if any, will not be material and therefore has not made any provision for future warranty costs in the financial statements. The Company will review this policy annually.

Inventory

Inventory, which is comprised of raw materials, is valued at the lower of cost and net realizable value. Cost is determined using the average cost method.

Foreign Currency Translation

The Company uses Canadian dollars as its functional currency and US dollars as its reporting currency. Current assets and liabilities are translated at the exchange rate in effect at the date of the balance sheet. Capital assets, stockholders’ equity, revenues and expenses are translated at the exchange rates in effect at the date of the transaction. Any gains or losses arising as a result of such translations are not included in operations but are reported as a separate component of equity as cumulative translation adjustments.

Financial Instruments

The carrying values of the Company’s financial instruments, consisting of cash, accounts receivable, accounts payable and due to related parties approximate their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Income Taxes

The Company follows Statement of Financial Accounting Standards (“FAS”) No. 109, “Accounting for Income Taxes” which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Pro–Tech Holdings Ltd.
Notes to the Consolidated Financial Statements
February 29, 2004
(Stated in US Dollars) – Page 3

Note 2

Summary of Significant Accounting Policies – (cont’d)

Goodwill and Intangible Assets

The Company has adopted the provisions of the FAS No. 142, Goodwill and Intangible Assets". Under FAS 142, goodwill and intangible assets with indefinite lives are not amortized but are annually tested for impairment. The determination of any impairment includes a comparison of the estimated future operating cash flows anticipated during the remaining life for the net carrying value of the asset as well as a comparison of the fair value to the book value of the Company or the reporting unit to which the goodwill can be attributed. Management has determined that as at February 29, 2004 no impairment of goodwill has occurred.

Basic and Diluted Loss Per Share

The Company reports basic loss per share in accordance with the FAS No. 128, “Earnings Per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period.

Leases

Leases are classified as capital or operating leases. A lease that transfers substantially all of the benefits and risk incidental to ownership of property is classified as a capital lease. At the inception of a capital lease, an asset and an obligation are recorded at an amount equal to the letter of the present value of the minimum lease payments and the property’s fair value at the beginning of the lease. All other leases are accounted for as operating leases wherein rental payments are expenses as incurred.

New Accounting Standards

Management does not believe that any recently issued but not effective accounting standards if currently adapted could have a material affect on the accompanying financial statements.

Note 3

Related Party Transactions

By an agreement dated January 1, 2003, the Company entered into a General Engineering and Management Consulting Services Agreement with a company with a director in common with the Company for $4,500 per month. This agreement terminates on January 30, 2006.

By an agreement dated January 1, 2003, the Company entered into a Sales and Marketing Agency Agreement with a company with a director in common with the Company for $4,500 per month. This agreement terminates on January 30, 2006.

Pro–Tech Holdings Ltd.
Notes to the Consolidated Financial Statements
February 29, 2004
(Stated in US Dollars) – Page 4

Note 3

Related Party Transactions – (cont’d)

The amounts due to related parties represent advances and unpaid charges due to directors or to companies with directors in common with the Company and such advances are unsecured, non-interest bearing and have no specific terms of repayment.

The Company has not recorded any remuneration for its directors or officers during the period from December 23, 2003 to February 29, 2004 as the cost for services provided is immaterial.

Note 4

Acquisition of Power Grow System Ltd.

By an agreement dated February 2, 2004 and completed on February 29, 2004, the Company acquired 100% of the issued and outstanding shares of Power Grow System Ltd. (“PGS”), in consideration for 3,000,000 common shares of the Company.

This acquisition has been accounted for using the purchase method of accounting. The value assigned to the capital stock of the Company issued for the acquisition is equal to the fair value of the capital stock of the Company.

The fair value of PGS's assets and liabilities at February 29, 2004, the date of the acquisition, was as follows:

	Cash	$2,192
	Accounts receivable	35,641
	Inventory	12,461
	Prepaid expenses and deposits	636
	Goodwill	90,152

	Total assets	141,082
	Less: Accounts payable and accrued liabilities	(75,036)
	Due to related parties	(53,093)
	Loans payable	(9,953)

	Purchase price – 3,000,000 common shares at $0.001 per share	$3,000

Note 5	Loans Payable The loans payable are unsecured, non-interest bearing and due on demand.

Note 6

Capital Stock

The Company's capitalization is 70,000,000 common shares, with a par value of $0.001 per share and 5,000,000 preferred shares with a par value of $0.001 per share. As at February 29, 2004, the Company has issued 9,100,000 common shares.

Pro–Tech Holdings Ltd.
Notes to the Consolidated Financial Statements
February 29, 2004
(Stated in US Dollars) – Page 5

Note 6

Capital Stock – (cont’d)

During the period ended February 29, 2004, the Company received $50,000 under an Offering Memorandum towards 1,000,000 common shares at $0.05 per share. The Offering Memorandum has closed and the shares have been issued.

At February 29, 2004 the Company has not granted any stock options and has not recorded any stock-based compensation.

Note 7

Income Taxes

The Company and its subsidiary have net operating loss carry-forwards of approximately $97,593 which may be available to offset future taxable income. These losses will begin to expire in 2010 and due to the uncertainty of realization a full valuation allowance has been provided for this deferred tax asset.

Note 8	Deferred Tax Assets The following table summarizes the significant components of the Company’s deferred tax assets:

		Total
	Deferred Tax Assets
	Non-capital loss carryforwards	$34,353
	Valuation allowance for deferred tax asset	(34,353)

		$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carry-forward that is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 9

Non-Cash Transaction

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows. During the period ended February 29, 2004, the Company issued 3,000,000 common shares at $0.001 per share to acquire PGS. This transaction has been excluded from the statement of cash flows.

Pro–Tech Holdings Ltd.
Notes to the Consolidated Financial Statements
February 29, 2004
(Stated in US Dollars) – Page 6

Note 10

Commitments

At February 29, 2004, the Company is committed to operating leases for two vehicles and for its premises. Minimum lease payments are required for only the year ended February 28, 2005 and are detailed as follows:

Vehicle leases	$12,069
Premises lease	13,642

$25,711

Supplemental Pro Forma Information (Unaudited)

The acquisition was effected on February 29, 2004 and accordingly, the operations of PGS are not reflected in the statement of operations.

The following pro forma consolidated statement of operations is presented to illustrate the effects of the acquisition of PGS by the Company. The pro forma consolidated statement of operations has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company for the period ended February 29, 2004 and the audited financial statements of PGS for the year ended February 29, 2004, as contained elsewhere in the SB2 Registration Statement.

The following pro forma consolidated statement of operations assumes that the Company acquired PGS as of March 1, 2003.

The pro forma financial information has been prepared in accordance with accounting principles generally accepted in the United States of America.

The pro forma consolidated statement of operations is presented for information purposes only and is not necessarily indicative of the results of operations of the Company that would have occurred had the acquisition of PGS been consummated as of the dates indicated.

Pro–Tech Holdings Ltd.
Pro forma Consolidated Statement of Operations
for the period ended February 29, 2004

		December 23,
		2003 (Date of		Period ended
	Year ended	Inception) to		February 29,
	February 29,	February 29,		2004
	2004	2004		Consolidated
	Power Grow	Pro–Tech	Pro forma	Pro–Tech
	System Ltd.	Holdings Ltd.	Adjustments	Holdings Ltd.

Sales	$376,090	$-	$-	$376,090
Cost of sales	271,674	-	-	271,674

Gross profit	104,416	-	-	104,416

Expenses
General and administrative	178,630	10,683	-	189,313

Loss before other items	(74,214)	(10,683)	-	(84,897)
Other items
Foreign exchange gain	-	242	-	242
Foregiveness of debt	42,496	-	-	42,496

Net loss for the period	$(31,718)	$(10,441)	$-	$(42,159)

Basic and diluted loss per
share	$(0.01)	$(0.00)		$(0.01)

POWER GROW SYSTEM LTD.

REPORT AND FINANCIAL STATEMENTS

February 29, 2004 and February 28, 2003

(Stated in Canadian Dollars)

TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

AUDITORS' REPORT

To the Shareholders,
Power Grow System Ltd.

We have audited the balance sheets of Power Grow System Ltd. as at February 29, 2004 and February 28, 2003 and the statements of operations and retained earnings (deficit) and cash flows for each of the years in the two year period ended February 29, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States of America generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at February 29, 2004 and February 28, 2003 and the results of its operations and its cash flows for each of the years in the two year period ended February 29, 2004, in accordance with Canadian generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

Vancouver, Canada	“Amisano Hanson”
April 8, 2004	Chartered Accountants

COMMENTS BY AUDITORS FOR U. S. READERS ON CANADA-U.S REPORTING CONFLICT

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that realization of assets and discharge of liabilities in the normal course of business. As discussed in Note 1 to the accompanying financial statements, the Company has a working capital deficiency and has incurred losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report to the shareholders dated April 8, 2004 is expressed in accordance with Canadian reporting standards, which to not permit a reference to such uncertainty in the Auditors’ Report when the uncertainty is adequately disclosed in the financial statements.

Vancouver, Canada	“Amisano Hanson”
April 8, 2004	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL:	amishan@telus.net

POWER GROW SYSTEM LTD.
BALANCE SHEETS
February 29, 2004 and February 28, 2003
(Stated in Canadian Dollars)

	2004	2003
ASSETS

Current
Cash	$2,928	$13,391
Accounts receivable (net of allowance of $16,901; 2003: $ 4,319)	47,605	99,262
Inventory	16,644	-
Prepaid expenses and deposits	850	2,078
	$68,027	$114,731

LIABILITIES

Current
Accounts payable and accrued liabilities	$100,226	$35,751
Due to related parties – Note 4	70,916	131,774
Loans payable – Note 5	13,295	20,000
	184,437	187,525

SHAREHOLDERS’ DEFICIENCY

Share capital – Note 3	2	2
Deficit	(116,412)	(72,796)
	(116,410)	(72,794)
	$68,027	$114,731

Nature and Continuance of Operations – Note 1
Commitments – Notes 4 and 7

APPROVED BY THE DIRECTORS:

, Director	, Director

SEE ACCOMPANYING NOTES

POWER GROW SYSTEM LTD.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
for the years ended February 29, 2004 and February 28, 2003
(Stated in Canadian Dollars)

	2004	2003

Sales	$517,161	$1,078,717

Cost of sales – Note 4	373,579	892,673

Gross profit	143,582	186,044

Expenses
Accounting fees	90	9,975
Advertising	21,280	49,878
Auto expenses	21,433	22,219
Bad debts	12,582	4,319
Consulting fees – Note 4	108,000	157,534
Credit card discounts	7,381	7,603
Equipment rental – Note 4	3,000	-
General and administrative	16,546	7,218
Interest and bank charges	6,445	1,308
Legal and professional fees	179	6,050
Rent	14,490	-
Salaries and benefits	24,471	-
Telephone	4,370	-
Travel and promotion	5,367	6,911

	(245,634)	(273,015)

Loss before other item	(102, 052)	(86,971)
Other item
Gain on write-off of due to related parties – Note 4	58,436	-

Net loss for the year	(43,616)	(86,971)

Retained earnings (deficit), beginning of the year	(72,796)	14,175

Deficit, end of the year	$(116,412)	$(72,796)

SEE ACCOMPANYING NOTES

POWER GROW SYSTEM LTD.
STATEMENTS OF CASH FLOWS
for the years ended February 29, 2004 and February 28, 2003
(Stated in Canadian Dollars)

	2004	2003

Operating Activities
Net loss for the year	$(43,616)	$(86,971)
Deduct item not involving cash:
Gain on write-off of due to related parties	(58,436)	-
Changes in non-cash working capital items related to operations:
Accounts receivable	51,657	(16,542)
Inventory	(16,644)	-
Prepaid expenses and deposits	1,228	(2,078)
Accounts payable and accrued liabilities	64,475	(3,147)

	(1,336)	(108,738)

Financing Activities
Due to related parties	(2,422)	96,726
Loans payable	(6,705)	20,000

	(9,127)	116,726

Increase (decrease) in cash during the year	(10,463)	7,988

Cash, beginning of the year	13,391	5,403

Cash, end of the year	$2,928	$13,391

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$300	$-

Income taxes	$-	$-

SEE ACCOMPANYING NOTES

POWER GROW SYSTEM LTD.
NOTES TO THE FINANCIAL STATEMENTS
February 29, 2004 and February 28, 2003
(Stated in Canadian Dollars)

Note 1

Nature and Continuance of Operations

The Company is engaged in the design, manufacture and sale of a variety of hydroponics plant growing systems. The Company, by an agreement dated February 2, 2004 and completed on February 29, 2004, was acquired by Pro-Tech Holdings Ltd. (“Pro-Tech”), a company incorporated in Nevada, USA. Pro-Tech intends to file a SB-2 registration statement with the United States of America Securities and Exchange Commission and thereafter seek a listing on the OTCBB.

The Company has incurred losses since inception totalling $116,412 and has a working capital deficiency of $116,410 as at February 29, 2004. Its ability to continue as a going concern is dependent upon its ability to raise capital to fund future operations and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

Note 2

Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada and are stated in Canadian dollars. These financial statements conform in all respects with GAAP in the United States of America. Because a precise determination of many assets and liabilities is depended on the future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgement. Actual results may differ from these estimates.

These financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of significant accounting policies summarized below:

	(a)	Organization The Company was incorporated under the Company Act of the Province of British Columbia on August 20, 2001.

(b)

Financial Instruments

The carrying values of the Company’s financial instruments, consisting of cash, accounts receivable, accounts payable and accrued liabilities, due to related parties and loans payable approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

	c)	Inventory Inventory which is comprised of raw materials is valued at the lower of cost and net realizable value. Cost is determined using the average cost method.

Power Grow System Ltd.
Notes to the Financial Statements
February 29, 2004 and February 28, 2003
(Stated in Canadian Dollars) – Page 2

Note 2	Significant Accounting Policies – (cont’d)

(d)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Future income tax assets and liabilities are determined based on differences between tax and accounting basis of assets and liabilities. The future tax assets or liabilities are calculated using the tax rates for the periods in which the differences are expected to be settled. Future tax assets are recognized to the extent that they are considered more likely than not to be realized.

(e)

Revenue Recognition

The Company generates revenue from selling its hydroponics plant growing systems in Canada and the United States of America. The Company records sales revenue when the product is shipped and collection is reasonably assured.

A one year warranty is provided by the Company. The Company does not have a history of warranty claims and management considers that future claims, if any, will not be material and therefore has not made any provision for future warranty costs in the financial statements. The Company will review this policy annually.

(f)

Foreign Currency Translation

Monetary assets and liabilities denominated in a foreign currency are translated into Canadian dollars at exchange rates prevailing at the balance sheet date and non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction dates. Foreign currency denominated revenues and expenses are translated at exchange rates prevailing at the transaction dates. Gains or losses arising from the translations are recognized in the current year.

(g)

Leases

Leases are classified as capital or operating leases. A lease that transfers substantially all of the benefits and risks incidental to ownership of property is classified as a capital lease. At the inception of a capital lease, an asset and an obligation are recorded at an amount equal to the lesser of the present value of the minimum lease payments and the property’s fair value at the beginning of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

Power Grow System Ltd.
Notes to the Financial Statements
February 29, 2004 and February 28, 2003
(Stated in Canadian Dollars) – Page 3

Note 3	Share Capital

	a)	Authorized: 10,000 Class A common shares without par value

	b)	Issued:	Number	Amount

		February 29, 2004, February 28, 2003 and 2002	2	$2

Note 4	Related Party Transactions The Company incurred the following expenses charged by companies with directors in common with the Company:

	2004	2003

Cost of sales	$219,435	$892,673
Consulting fees	108,000	157,534
Equipment rental	3,000	-
	$330,435	$1,050,207

During the year ended February 29, 2004, companies with directors in common with the Company agreed to write-off consulting fees owing to them totaling $58,436 (February 28, 2003: $Nil).

By an agreement dated January 1, 2003, the Company entered into a General Engineering and Management Consulting Services Agreement with a company with a director in common with the Company for $4,500 per month. This agreement terminates on January 30, 2006.

By an agreement dated January 1, 2003, the Company entered into a Sales and Marketing Agency Agreement with a company with a director in common with the Company for $4,500 per month. This agreement terminates on January 30, 2006.

These charges were measured by the exchange amount which is the amount agreed upon by the transacting parties.

The amounts due to related parties represent advances and unpaid charges due to directors or to companies with directors in common with the Company and such advances are unsecured, non-interest bearing and have no specific terms of repayment.

Power Grow System Ltd.
Notes to the Financial Statements
February 29, 2004 and February 28, 2003
(Stated in Canadian Dollars) – Page 4

Note 5	Loans Payable The loans payable are unsecured, non-interest bearing and due on demand.

Note 6

Income Taxes

At February 29, 2004, the Company has accumulated non-capital losses totaling $116,412 which are available to reduce taxable income in future taxation years. These losses expire as follows:

2010	$72,796
2011	43,616

$116,412

The following table summarizes the significant components of the Company’s deferred tax assets:

Deferred Tax Assets	2004	2003

Non-capital tax loss carryforwards	$43,794	$27,386
Valuation allowance	(43,794)	(27,386)
	$-	$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry as it is more likely than not that the loss carryforwards will not be realized.

Note 7

Commitments – Note 4

At February 29, 2004, the Company is committed to operating leases for two vehicles and for its premises. Minimum lease payments are required for only the year ended February 28, 2005 and are detailed as follows:

Vehicle leases	$16,120
Premises lease	18,222

$34,342

Power Grow System Ltd.
Notes to the Financial Statements
February 29, 2004 and February 28, 2003
(Stated in Canadian Dollars) – Page 5

Note 8

Segmented Information

The Company operates in one business segment and has sales in Canada and the United States of America. All assets of the Company are located in Canada. Sales by geographic segment are as follows:

	2004	2003

Canada	$181,157	$344,289
United States of America	336,004	734,428
	$517,161	$1,078,717

Changes In And Disagreements With Accountants

We have had no changes in or disagreements with our accountants.

Pro-Tech Holdings Ltd.

Until all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

May 19, 2004

Available Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Information Not Required In The Prospectus

Indemnification Of Directors And Officers

Our officers and directors are indemnified as provided by the Nevada Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$15.56
Transfer Agent Fees	$2,000
Accounting & Audit fees and expenses	$10,200
Legal fees and expenses	$12,000
Edgar filing fees	$2,200

Total	$26,415.56

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale. These costs will be expensed by us by the end of the fourth quarter of 2004, as the accounts from the respective parties involved are received.

Recent Sales Of Unregistered Securities

We issued 5,100,000 shares of common stock at a price of $0.001 per share, for total proceeds of $5,100.00, to nine purchasers on January 15, 2004. Of these shares, 1,500,000 were sold to our president, chief executive officer and director, Robert Hoegler and 1,000,000 shares were sold to Floyd Flaman, our secretary, chief financial officer and director. An additional 3,000,000 shares of common stock were issued on February 28, 2004 to Jason Bleuler (1,500,000 shares ) and Nick Brusatore (1,500,000 shares) in conjunction with the agreement to purchase all of the issued and outstanding shares in the capital stock of Power Grow System Ltd. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and are restricted shares in accordance with the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Each investor was given adequate access to sufficient information about us to make an informed investment decision. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We completed an offering of 1,000,000 shares of our common stock at a price of $0.05 per share to 39 individuals for total proceeds of $50,000 on February 28, 2004. The offering was pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. Our offering complies with Category 3 of Regulation S. The following sets forth the facts upon which we relied in order to comply with this Category of Regulation S:

1.	The purchasers of our common stock were all close friends, relatives or business associates of our directors and officers. As such, each purchaser was known to us to be a non-U.S. resident.

2.	Each purchaser certified and agreed to us that he or she:

	a)	Was not a U.S. person and was not purchasing the securities for the account or benefit of a U.S. person;

	b)	would only resell the securities in accordance with the provisions of Regulation S, pursuant to registration or pursuant to an available exemption from registration; and

	c)	would not engage in hedging transactions with regard to the securities unless such transactions were in compliance with the Act.

3.

The certificates representing the shares contain the following legend:

The Securities represented hereby have not been registered under the Securities Act of 1933 (the “Act”), and have been issued in reliance upon an exemption from the registration requirements of the Act provided by Regulation S promulgated under the Act. Such securities may not be re-offered for sale or resold or otherwise transferred except in accordance with the provisions of Regulation S, pursuant to an effective registration under the Act, or pursuant to an available exemption from registration under the Act. Hedging transactions involving the securities may not be conducted unless in compliance with the Act.

4.	We have agreed to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration.

Exhibits

Exhibit	Description
Number

3.1	Articles of Incorporation
3.2	By-Laws
5.0	Opinion of Anslow & Jaclin, LLP, with consent to use
10.1	Share Purchase Agreement dated February 2, 2004 between Pro-Tech Holdings Ltd., Jason Bleuler, Nick Brusatore and Power Grow System Ltd.
10.2	Sales and Marketing Agency Agreement with C&CB Concept & Communication Business Inc. and Mr. Jason Bleuler
10.3	General Engineering and Management Consulting Services Agreement with NB Machine Ltd. and Nick Brusatore
21	Subsidiaries
23	Consent of Amisano Hanson., Chartered Accountants

Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on May 19, 2004.

Pro-Tech Holdings Ltd.

By: /s/ Robert Hoegler

Robert Hoegler, President

Power of Attorney

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert Hoegler, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

	SIGNATURE	CAPACITY IN WHICH	DATE
SIGNED

By:	/s/ Robert Hoegler	President, Chief Executive	Dated:
		Officer and Director	May 19, 2004
Robert Hoegler

By:	/s/ Jason Bleuler	Director	Dated:
May 19, 2004
Jason Bleuler

By:	/s/ Floyd Flaman	Secretary, Treasurer, and	Dated:
		Chief Financial Officer	May 19, 2004
Floyd Flaman